                                                                   Exhibit 10.97

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 26th day of February, 1999, by and between JOHN WALKER ("Executive") and AXYS PHARMACEUTICALS, INC., a Delaware corporation (the "Company").

         WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such future services; and

         WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and

         WHEREAS, Executive and the Company wish to amend and restate that Employment Agreement entered into between the two parties as of September 12, 1997 (the "Prior Agreement").

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

         1. EMPLOYMENT BY THE COMPANY.

                  1.1 The Company agrees to employ Executive in the position of President and Chief Executive Officer of the Company for the term commencing on the date of this Agreement and ending January 31, 2003. This Agreement shall automatically renew on February 1, 2003 and every February 1 thereafter unless notice (in accordance with Section 7.1 of this Agreement) is provided by either party prior to November 1, 2002 or any November 1 thereafter. During Executive's employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

                  1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

                  1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                  1.4 The Company and Executive each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by both Executive and a majority of the Board.


                                       1.
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                  1.5 This Agreement shall supercede the Prior Agreement, except as expressly set forth in this section, at the time that this Agreement becomes effective upon execution by both parties. However, Section 2.2 of the Prior Agreement, as it relates to a previously granted stock option, shall continue to apply to such option.

         2. COMPENSATION.

                  2.1 SALARY. Executive shall receive, for services to be rendered under this Agreement, an annualized base salary ("Base Salary") equal to $410,000. Such Base Salary shall be effective as of January 1, 1999, and shall be payable in installments consistent with the Company's payroll policies. Executive's Base Salary shall be reviewed at least annually by the Board, and in the Board's sole discretion, may be increased at any time.

In the event Executive's employment terminates for any reason other than death, disability, a voluntary termination not for Good Reason, or a termination for Cause, upon execution of an effective release in the form attached hereto as Exhibit A, Executive shall continue to receive his Base Salary and Target Bonus (as defined below) for a period of two (2) years, paid in installments consistent with the Company's then current payroll policies. In addition, the Company shall reimburse Executive for all costs associated with the continuation of benefits pursuant to COBRA for the shorter of: (x) two (2) years or (y) the maximum legal period for which COBRA may be extended.

For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment;
(b) a reduction by the Company in Executive's Base Salary; (c) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (d) a relocation of Executive's principal office to a location more than forty (40) miles from the location at which Executive was performing his duties at the time this Agreement is executed, except for required travel by Executive on the Company's business; (e) any breach by the Company of any provision of this Agreement; or (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. For purposes of this Agreement, "Cause" means: (a) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (c) Executive willfully and habitually neglects the duties of employment; (d) Executive violates Section 5 or Section 6 of this Agreement or (e) Executive is convicted of a felony crime involving moral turpitude; provided, however, that in the event that any of the foregoing events under clauses (a), (b), (c) or (d) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

                  2.2 ANNUAL BONUS. Executive will be eligible for an annual bonus up to fifty percent (50%) of Executive's then current Base Salary upon achievement of goals specified by the



                                       2.
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Board (the "Target Bonus"), and up an additional fifty percent (50%), for an aggregate one hundred percent (100%) of Executive's then current Base Salary, upon overachievement of goals specified by the Board. Such goals shall be set forth in writing by the Board prior to the close of the first quarter of each fiscal year of the Company.

                  2.3 DEBT FORGIVENESS.

                           (a) The Company and Executive agree that as of the
date immediately prior to this Agreement, the Executive currently is obligated to pay the Company principal and accrued but unpaid interest under a $750,000 promissory note issued by the Executive to the Company in September 1997, (the "Note"), on which $560,000 in principal remains unpaid to date and $83,019.42 in interest has accrued to date. The Note is full-recourse and secured by one hundred thirty thousand two hundred thirty-six (130,236) shares of Company stock owned by Executive, bears interest at the rate of 6.02% per annum and is payable in full in January 2001.

                           (b) Company and Executive hereby agree that Executive
will issue a new note in exchange for the existing Note. Such new note (the "New Note") will contain all of the terms and conditions of the Note, except that:
(i) the term of the New Note will be January 31, 2003, (ii) the interest rate of the New Note shall equal 4.71% per annum, interest compounding annually and
(iii) the principal and all accrued interest under the New Note shall become immediately due and payable upon Executive's termination of service for any reason.

                           (c) Provided that Executive continues to render
services to the Company through each of the respective dates listed in the "Effective Date" column below, a proportionate amount of the principal of the New Note, together with interest accrued upon such respective principal amounts, shall be forgiven as follows:

       EFFECTIVE DATE               DEBT FORGIVENESS               TAX GROSS-UP                    TOTAL

         02/01/2000                     $160,000                     $ 64,000                    $ 224,000
         02/01/2001                      133,333                       53,333                      186,666
         02/01/2002                      133,333                       53,333                      186,666
         01/31/2003                      133,334                       53,334                      186,668
                                        --------                     --------                    ---------
                                        $560,000                     $224,000                    $ 784,000

Any amounts under the New Note not otherwise forgiven or previously paid by Executive shall be paid by Executive to the Company on January 31, 2003.

                           (a) The "Tax Gross-Up" payments provided for in the
table above shall be paid by the Company in a lump-sum payment within three (3) days following each respective "Effective Date."

                  1.2 MEDICAL AND DENTAL COVERAGE. The Company shall continue to provide Executive with coverage that is commensurate with coverage currently provided to Executive and which is provided to similarly situated executives of the Company.



                                       3.

                  1.3 LIFE INSURANCE. The Company shall continue to maintain one or more life insurance policies in the name of Executive (subject to Executive's insurability) funded through the use of a split dollar agreement with a collateral assignment in favor of the Company which are projected to provide aggregate death benefits of no more than $1,200,000.

                  1.4 STANDARD COMPANY BENEFITS. Executive shall be entitled to all other rights and benefits for which he is eligible under the terms and conditions of such benefits which may be in effect from time to time and provided by the Company to its employees generally and to its management and executive employees in particular.

                  1.5 EXPENSES. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services. Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

                  1.6 VACATION AND SICK LEAVE. Executive shall be entitled to vacation and to sick leave in accordance with policies as periodically established by the Company for similarly situated executives. In addition, Executive shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment duties for such periods of time and for such valid and legitimate reasons as the Board in its discretion may determine.

         2. CONFIDENTIAL INFORMATION OBLIGATIONS.

                  2.1 AGREEMENT. Except as otherwise specifically modified by this Agreement, Executive agrees to execute and abide by the relevant terms concerning confidential information and inventions set forth in Executive's Employment, Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement"), a copy of which has been previously executed by Executive.

                  2.2 REMEDIES. Executive's duties under the Confidentiality Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidentiality Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

         3. OUTSIDE ACTIVITIES.

                  3.1 Except with the prior written consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

                  3.2 Except as permitted by Section 4.3, Executive agrees not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse or antagonistic to the Company, its business, or its prospects, financial or otherwise.



                                       4.

                  3.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not have any direct or indirect business connection or interest, in any capacity whatsoever, with any other person or entity known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Nothing in this paragraph shall bar Executive from owning securities of any competitor corporation as a passive investor, so long as his aggregate direct holdings in any one such corporation shall not constitute more than 1% of the voting stock of that corporation.

         4. RESTRICTIVE COVENANT. While employed by the Company, and for two (2) years immediately following the termination of Executive's employment, Executive shall not, without the prior written approval of the Company, directly or indirectly engage or prepare to engage in any activities in competition with the Company, or accept employment or establish a business relationship with a business engaged in or preparing to engage in competition with the Company, in any geographical location in which the Company as of the termination date either conducts or plans to conduct business. Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interests in its trade secrets, and valuable confidential business information. In the event Executive violates the provisions of this Section 5, then (i) that stock option granted to Executive on October 16, 1998 to acquire 100,000 shares of the Company's common stock (but not the other stock options simultaneously granted to Executive on October 16, 1998) shall, to the extent not previously exercised, immediately terminate and cease to remain outstanding and (ii) the payment schedule under the New Note shall immediately accelerate and the New Note shall become immediately due and payable in full.

         5. NONINTERFERENCE. While employed by the Company, and for one (1) year immediately following the termination of Executive's employment, Executive agrees not to interfere with the Company's business by:

                           (a) soliciting, attempting to solicit, inducing, or
otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any competitor of the Company; or

                           (b) directly or indirectly soliciting the business or
services of any customer, client, vendor, or distributor of the Company which was a customer, client, vendor, or distributor of the Company at the time of termination or at any time in the year immediately preceding that date.

Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interest in its substantial relationships with specific customers, and its valuable confidential business information.

         6.       GENERAL PROVISIONS.

                  6.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including delivery by fax) or (ii) the third day after mailing by first-class mail to the Company at its primary office location and to Executive at his address as then listed on the Company payroll.



                                       5.
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                  6.2 SEVERABILITY. Whenever possible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

                  6.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  6.4 COMPLETE AGREEMENT. This Agreement and its Exhibits constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both the Executive and at least one member of the Compensation Committee of the Board.

                  6.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

                  6.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                  6.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                  6.8 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict-of-laws rules.

                  6.9 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is to the parties' respective attorneys, accountants and other advisors.

                  6.10 CONSTRUCTION OF PLAN. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.



                                       6.
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                  6.11 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.

                  6.12 TAX WITHHOLDING. All payments made pursuant to this Agreement shall be subject to all applicable federal, state and local income and employment tax withholding.

                  6.13 ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and common law discrimination claims), with the sole exception of those disputes which may arise from Executive's Confidentiality Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement, or any other disputes or claims arising from or related to Executive's employment or the termination of his employment, shall be resolved by final and binding confidential arbitration under the procedures set forth in Exhibit B to this Agreement and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                     AXYS PHARMACEUTICALS, INC.



                                     By:      /s/  Frederick J. Ruegsegger
                                              -----------------------------
                                     Name:      Frederick J. Ruegsegger
                                     Title:   Senior Vice President &
                                              Chief Financial Officer



Accepted and agreed this
26th day of February, 1999



/s/  John Walker
------------------------------
John Walker



                                       7.

                                    EXHIBIT A

                                     RELEASE


         Certain capitalized terms used in this Release are defined in the Employment Agreement entered into as of February 26, 1999 between Axys Pharmaceuticals, Inc. and me which I have reviewed.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law, or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.

         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may


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




choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release to revoke this Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                             [NAME OF EMPLOYEE]


Date:
     ------------------------                -----------------------------------




                                       2.
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                                    EXHIBIT B

                              ARBITRATION PROCEDURE

         1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

         2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

         3. The arbitration shall be conducted in San Francisco, California by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

         4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and Vice-President of JAMS shall designate the arbitrator. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

         5. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen (15) days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two (2) depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five (5) hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

         6. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.


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



         7. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

         8. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorneys fees, witness fees and other expenses incurred for its own benefit.

         9. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.



                                       2.